KAISER SAURBORN & MAIR, P.C.
3163 Kennedy Boulevard
Jersey City, New Jersey 07603
(201) 353-4000
Attorneys for Plaintiff

SUPERIOR COURT OF NEW JERSEY
LAW DIVISION: CIVIL PART
HUDSON COUNTY
DOCKET NO. HUD-L-2869-07

ILLUMINATI, INC.,

Plaintiff,

vs.

FRESH HARVEST PRODUCTS, INC., MICHAEL J. FRIEDMAN, individually and as President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors of Fresh Harvest Products, Inc., and DOMINICK M. CINGARI, individually and as Chief Operating Officer and a member of the Board of Directors of Fresh Harvest Products, Inc.,

Defendants.

CIVIL ACTION

ORDER

This matter having been opened to the Court by Henry L. Saurborn, Jr. of Kaiser Saurborn & Mair, P.C., attorneys for Plaintiff, by Order to Show Cause, and the Court having read and considered the Verified Complaint, the Certification and Reply Certification of Richard Verdiramo, dated, respectively, February 19 and March 11, 2008 and the exhibits thereto, and Plaintiff's Memorandum of Law, as well as the defendants Opposition to Order to Show

Cause, the Opposition to Declaration of Richard J. Verdiramo dated March 6, 2008 and the exhibits thereto, and the Opposition to Plaintiff's Memorandum of Law, and the Court having heard oral argument on February 19 and 20, and March 19, 2008, and for good cause shown for the reasons set forth on the record;

IT IS ON THIS   DAY OF MARCH 2008 HEREBY ORDERED:

1. This matter is hereby transferred to the Chancery Division.

2. The defendants Fresh Harvest Products, Inc. ("FHP"), Michael J. Friedman and Dominick M. Cingari are ordered, pending disposition of this action, to:

A. Cease and desist from altering, destroying, deleting, moving, transferring, selling, pledging or otherwise taking any adverse action with respect to the property and assets of FHP, including its financial and corporate books and records, wherever located, absent at least 48 hours' written notice to plaintiff;

B. Take no action to increase the number of FHP shares authorized or issued, to issue and further shares of FHP, except as to creditor-initiated conversions of debt-to-shares for debt issued by FHP prior to 2/11/08;

C. Incur no further debt or obligation on behalf of FHP, except in

the ordinary course of business and in an amount not to exceed $75,000 in the aggregate, provided, however, that the parties can mutually agree to exceed that limit;

D. Provide on or before March 21, 2008 a certified list of shareholders;

E. Provide on or before March 24, 2008 a list of names and addresses of non-objecting, beneficial shareholders;

F. Allow the plaintiff, through Richard Verdiramo and/or its counsel, immediate and regular access to FHP's financial and corporate books and records for purposes of inspection and copying.

Dated: March 19, 2008 ______________________________